Exhibit (a)(1)(A)

DYAX CORP.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

May 21, 2012

DYAX CORP.

Offer to Exchange

Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 1:00 p.m., Eastern Time, on

June 19, 2012 unless we extend them

By this offer, Dyax Corp. ("Dyax," the "Company," "we," "our," or "us") is offering certain active employees, officers and directors the opportunity to exchange outstanding options that were granted before May 21, 2011 and have an exercise price of $2.42 per share or higher for new options with an exercise price per share equal to the fair market value on the exchange date, which is the first business day after this offer expires.

For purposes of this offer, the term "option" generally refers to an option to purchase one (1) share of our common stock. For example, an option agreement that confers the right to purchase 1,000 shares generally is referred to as "1,000 options."

In the offer, eligible participants may exchange their options with exercise prices above current fair market value (which options are commonly referred to as being "underwater") for a lesser number of options with an exercise price equal to the fair market value at the time the new options are granted. This is not a one-for-one exchange. If you participate in the offer, the number of new options that you will receive will depend upon the original exercise price of the eligible options that you exchange and your status as an employee, executive officer, or director. For non-executive employees, we intend to grant a "value-for-value" exchange, such that the value of the new options will approximate the value of the exchanged options, using a valuation model known as "Black-Scholes". For executive employees and directors, we intend to grant an approximate "85% value-for-value" exchange, such that the value of the new options will approximate 85% of the value of the exchanged options, using the Black-Scholes valuation model.

We will grant all new options on the exchange date, which we expect to be June 20, 2012. If the offer and withdrawal rights are extended beyond June 19, 2012, the exchange date will be similarly extended. The new options, which will be issued under and subject to the terms of our Amended and Restated 1995 Equity Incentive Plan, as amended (the "Plan"), will all expire on the later of (i) the expiration date of the surrendered options for which they were exchanged and (ii) the fifth anniversary of the exchange date, which we expect to be June 20, 2017, subject to earlier expiration upon termination of your services with Dyax.

New options granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. The new options granted to non-executive employees under this offer will not vest at all until the first anniversary of the date of grant. The new options granted to executive officers under this offer will not vest at all until the second anniversary of the date of grant. The new options granted to non-employee directors under this offer will not vest at all until the date of the 2014 annual meeting of stockholders, which we expect to occur in May 2014. At that time, each new option granted will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged. Your participation in this offer is not a guarantee or promise of continued service with Dyax.

Our common stock is traded on the NASDAQ Global Market under the symbol "DYAX." On May 18, 2012, the closing price of our common stock was $1.61 per share. You should evaluate the risks related to this offer, our business, and our common stock, and review current market prices for our common stock, among other factors, before deciding to participate in this offer.

See the "Risks of Participating in the Offer" section below for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must complete an Election Form and deliver it to Dyax by e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of your Election Form) before 1:00 p.m., Eastern Time, on June 19, 2012. If, after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If, after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. All Election Forms and Withdrawal Forms must be completed and delivered before 1:00 p.m., Eastern Time, on June 19, 2012.

In order to document delivery of Election Forms and Withdrawal Forms as well as the delivery-time, only e-mail deliveries will be accepted. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

Only Election Forms and Withdrawal Forms that are complete and received by the deadline will be accepted. Election Forms and Withdrawal Forms that are received after the deadline will not be accepted. The delivery of Election Forms is at your risk. It is your responsibility to confirm that your Election Form or Withdrawal Form has been received and processed.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct all questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange documents to optionexchange@dyax.com.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information or to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your eligible options pursuant to the offer. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

Nothing in this Offer to Exchange should be considered as a contract or guarantee of employment, wages or compensation. The employment relationship between Dyax and each employee remains "at will" subject to any employment agreements that we may have with our executive officers. The grant of an option under this Offer to Exchange does not in any way obligate Dyax to grant additional options or offer further opportunities to participate in any offer to exchange at any future time.

This document constitutes part of the prospectus relating to the Amended and
Restated 1995 Equity Incentive Plan, as amended, covering securities that have been registered under the Securities Act of 1933, as amended (the "Securities Act").

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2

RISKS OF PARTICIPATING IN THE OFFER		11

THE OFFER		13

1.	Purposes of the offer	13

2.	Eligible participants; eligible options	14

3.	Number of new options	15

4.	Expiration date	16

5.	Procedures for electing to exchange options	16

6.	Withdrawal rights and change of election	18

7.	Acceptance of options for exchange and grant of new options	19

8.	Conditions of the offer	19

9.	Price range of shares underlying the options	21

10.	Source and amount of consideration; terms of new options	21

11.	Information concerning Dyax	24

12.	Interests of executive officers and directors; transactions and arrangements concerning the options	27

13.	Status of options acquired by us in the offer; accounting consequences of the offer	28

14.	Legal matters; regulatory approvals	28

15.	Material income tax consequences	29

16.	Extension of offer; termination; amendment	30

17.	Fees and expenses	30

18.	Additional information	30

19.	Miscellaneous	31

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read (1) this entire Offer to Exchange Certain Outstanding Options for New Options document (the "Offer to Exchange"), (2) the related Cover Letter to eligible participants from Gustav Christensen, dated May 21, 2012; (3) the Election Form and the Election Form Instructions; and (4) the Withdrawal Form and the Withdrawal Form Instructions. This offer is made subject to the terms and conditions of these documents as they may be amended.

The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a one-time opportunity for eligible participants to exchange their underwater options for new options with an exercise price equal to the fair market value of the shares of the Company's common stock on the exchange date, which is expected to be June 20, 2012. The fair market value of our shares on May 18, 2012 was $1.61, which was the closing price of the shares on that day as reported by NASDAQ. Participation in the option exchange is voluntary.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange:

•	"eligible participant" refers to any person who is an employee (including an employee on an approved leave of absence) or director of Dyax as of the commencement of the offer and who remains an employee or director through the expiration date.

•	"executive officers" refers to Gustav Christensen, President and Chief Executive Officer of Dyax; Ivana Magovcevic-Liebisch, Ph.D., J.D., Executive Vice President and Chief Business Officer of Dyax; and George V. Migausky, Executive Vice President and Chief Financial Officer of Dyax.

•	"eligible options" refers to options that (i) have an exercise price greater than or equal to $2.42 per share, (ii) were granted under our Plan prior to May 21, 2011 and (iii) remain outstanding and unexercised as of the expiration date, whether vested or unvested.

•	"offer period" or "offering period" refers to the period from the commencement of this offer to the expiration date. This period will commence on May 21, 2012 and we expect it to end at 1:00 p.m., Eastern Time, on June 19, 2012.

•	"expiration date" refers to the date that this offer expires. This offer will expire at 1:00 p.m., Eastern Time, on the expiration date. We expect that the expiration date will be June 19, 2012. We may extend the expiration date at our discretion. If we extend the offer, the term "expiration date" will refer to the date on which the extended offer expires.

•	"exchange date" is the date when exchanged options will be surrendered and cancelled and new options will be granted. We expect that the exchange date will be June 20, 2012. The exchange date will be one business day after the expiration date. If the expiration date is extended, then the exchange date will be similarly extended.

•	"exchanged options" refers to all options that you surrendered for exchange pursuant to this offer.

•	"new options" refers to the options to purchase shares of the Company's common stock that are granted to you, replacing the exchanged options, pursuant to this offer. The new options will be granted on the exchange date. New options will be issued under the Plan and will be subject to the terms and conditions of the Plan as well as a stock option agreement between you and the Company.

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•	"business day" refers to any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Q2.	Why is Dyax making this offer?

A2.	We believe that this offer will foster retention of our employees (including our executive officers) and directors and better align their interests with our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive for our employees (including our executive officers) and directors. Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this offer, we intend to provide eligible participants with the opportunity to replace their underwater options with new options that better reflect the current market value of the Company's common stock. (See Section 1)

Q3.	When will the new options be granted?

A3.	We will grant the new options on the exchange date. The exchange date will be one business day after the expiration date. We expect the exchange date will be June 20, 2012. If the expiration date is extended, the exchange date will be similarly delayed. (See Section 7)

Q4.	How many new options will I receive for the options that I exchange?

A4.	The number of new options that you receive in exchange for your eligible options will depend on the original exercise price of the eligible options and will be based on the exchange ratios set forth below. The exchange ratios are different for non-executive employees, executive officers and non-employee directors.

Exchange Ratios for Non-Executive Employees:

Per Share Exercise Price* of Eligible Option	Exchange Ratio

$2.42 to $3.49	1.25 to 1

$3.50 to $4.24	1.40 to 1

$4.25 and greater	3.20 to 1

Exchange Ratios for Executive Officers:

Per Share Exercise Price* of Eligible Option	Exchange Ratio

$2.42 to $3.49	1.50 to 1

$3.50 to $4.24	1.60 to 1

$4.25 and greater	2.50 to 1

Exchange Ratios for Non-Employee Directors:

Per Share Exercise Price* of Eligible Option	Exchange Ratio

$2.42 to $3.49	2.10 to 1

$3.50 to $4.24	1.70 to 1

$4.25 and greater	5.55 to 1

*The exercise price of each exchanged option is the exercise price set forth in the option agreement for such option.

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For non-executive employees, the exchange ratios were calculated to result in a "value-for-value" exchange, such that the value of the new options will approximate the value of the eligible options that are surrendered. For executive officers and non-employee directors, the exchange ratios were calculated to result in an approximate "85% value-for-value" exchange, such that the value of the new options will approximate 85% of the value of the eligible options that are surrendered.

These values of both the eligible options and the new options were established using a standard but complicated option valuation method called "Black-Scholes," which takes into account a number of inputs and assumptions relating to the eligible options, including our current stock price, the exercise price of the eligible option, a "risk-free" interest rate, a volatility measure related to our stock price and the remaining term of the option. We will calculate the number of your new options by dividing the number of options you exchange by the applicable exchange ratio below, and rounding any fractional option down to the nearest whole option.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may have different exchange ratios, depending upon the exercise price of each of the options.

Examples: For a non-executive employee, an option to purchase 1,000 shares at an exercise price of $4.00 per share could be exchanged for a new option to purchase 714 shares. This is equal to 1,000 divided by 1.40 (because the exchange ratio for an option with an exercise price of $4.00 is 1.4 to 1.00), with the result rounded down to the nearest whole number. (See Section 3)

For an executive officer, an option to purchase 1,000 shares at an exercise price of $4.00 per share could be exchanged for a new option to purchase 625 shares. This is equal to 1,000 divided by 1.60 (because the exchange ratio for an option with an exercise price of $4.00 is 1.60 to 1.00), with the result rounded down to the nearest whole number. (See Section 3)

For a non-employee director, an option to purchase 1,000 shares at an exercise price of $4.00 per share could be exchanged for a new option to purchase 588 shares. This is equal to 1,000 divided by 1.70 (because the exchange ratio for an option with an exercise price of $4.00 is 1.70 to 1.00), with the result rounded down to the nearest whole number. (See Section 3)

Q5.	What will be the exercise price of my new options?

A5.	The exercise price of new options will be the per share closing price of the Company's common stock on the exchange date, which we expect to be June 20, 2012, as reported by NASDAQ. (See Section 10)

If the market price of our common stock increases before the exchange date, the new options you receive in the offer for your exchanged options may have a higher exercise price than some or all of your exchanged options.

Q6.	When will my new options expire?

A6.	Your new options will expire on the later of (i) the expiration date of the eligible options for which they were exchanged or (ii) the fifth anniversary of the exchange date, which we expect to be June 20, 2017, subject to earlier expiration upon termination of your services with Dyax. (See Section 10)

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Q7.	When will my new options vest and be exercisable?

A7.	New options will be issued and outstanding immediately upon grant, but subject to additional vesting requirements. The additional vesting requirements for new options granted to non-executive employees will be different than the additional vesting requirements for new options granted to executive officers and non-employee directors.

For non-executive employees, each new option will not vest at all until the first anniversary of the date of grant. At that time, each new option will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged. After the first anniversary of the date of grant, any shares that remain unvested will continue to vest in accordance with the original vesting schedule of the eligible options that had been exchanged. By way of example, if an eligible option is subject to vesting in 48 equal monthly installments and it is 50% vested as of the date it was validly tendered and accepted by the Company, then the new option will vest as follows: on the first anniversary of the date of grant it will vest as to 75% of the underlying shares (50% plus the an additional 25% which would have vested in the 12 months following the grant date under the terms of the original option), and the remaining 25% will vest in equal monthly installments over the remaining 12 months.

For executive officers, each new option will not vest at all until the second anniversary of the date of grant. At that time, each new option will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged. After the second anniversary of the date of grant, any shares that remain unvested will continue to vest in accordance with the original vesting schedule of the eligible options that had been exchanged. By way of example, if an eligible option is subject to vesting in 48 equal monthly installments and it is 25% vested as of the date it was validly tendered and accepted by the Company, then the new option will vest as follows: on the second anniversary of the date of grant it will vest as to 75% of the underlying shares (25% plus the an additional 50% which would have vested in the 24 months following the grant date under the terms of the original option), and the remaining 25% will vest in equal monthly installments over the remaining 12 months.

For non-employee directors, each new option will not vest at all until the date of the 2014 annual meeting of stockholders, which we expect to occur in May 2014. At that time, each new option will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged. After the 2014 annual meeting, the shares that remain unvested will continue to vest in accordance with the original vesting schedule of the eligible options that had been exchanged. By way of example, if an eligible option is subject to vesting in 36 equal monthly installments and it is one-third vested as of the date it was validly tendered and accepted by the Company, then the new option will vest as follows: on the date of 2014 annual meeting it will vest as to 100% of the underlying shares (one-third plus an additional two-thirds which would have vested in the 24 months following the grant date under the terms of the original option).

If your service with us terminates (for any reason or no reason) before all or some of your new options vest, your unvested new options will expire and may not be exercised. (See Section 10)

Q8.	What kind of options will the new options be?

A8.	All new options will be non-statutory stock options, even if your exchanged options were classified as incentive stock options. We recommend that you read the tax discussion in Section 15 of this Offer to Exchange and discuss the personal tax consequences of non-statutory stock options with your financial, legal and/or tax advisors. (See Section 15)

Q9.	Will I receive a stock option agreement for the new options?

A9.	Yes. All new options will be subject to an Option Agreement (the "Option Agreement") between you and Dyax. The new Option Agreement will reflect the terms and conditions described above (including the number of options, the exercise price, expiration, vesting and type of option), as well as other terms and conditions that are substantially similar to the stock option agreements for the eligible options. The new options will be governed by the new Option Agreement and the Plan. Copies of the form of Option Agreement and the Plan are listed as exhibits (incorporated by reference to prior filings with the SEC) to the Schedule TO with which this Offer to Exchange has been filed and are available upon request from the Company, free of charge. (See Section 10)

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Q10.	Who may participate in this offer?

A10.	You may participate in this offer if you are an employee (including an employee on an approved leave of absence) or director of Dyax as of the commencement of the offer and you remain an employee or director through the expiration date. (See Section 2)

Q11.	Are Dyax’s executive officers eligible to participate?

A11.	Yes, Dyax’s executive officers are eligible to participate in this offer. Some of the terms applicable to the offer (including exchange ratios and the vesting of new options) are different for executive officers than for non-executive employees.

Q12.	Am I required to participate in this offer and exchange my options?

A12.	No. Participation in this offer is completely voluntary. (See Section 2)

Q13.	Which options are eligible?

A13.	Eligible options are those options that have an exercise price greater than or equal to $2.42 per share that were granted prior to May 21, 2011 and remain outstanding and unexercised as of the expiration date. The Election Form sent to you includes a list that identifies your outstanding options and indicates which of these outstanding options are eligible options. (See Section 2)

Q14.	If I participate in this offer, do I have to exchange all of my eligible options?

A14.	No. You may pick and choose which of your eligible options you wish to exchange. If you decide to participate in this offer, you must elect to exchange all options subject to a particular eligible option grant that you choose to exchange. This means that you may not elect to exchange only some of the options covered by any particular option grant. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. (See Section 2)

Q15.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.	If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible participant beneficially owns a portion of that option, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an eligible participant may not be exchanged in this offer, even if legal title to that portion of the option is held by you and you are an eligible participant.

For instance, if you are an eligible participant and you hold an option to purchase 2,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 1,000 shares, then you may elect to exchange the portion of the option that you beneficially own covering the outstanding 500 shares, or you may elect not to participate in the offer at all with respect to this option. This is your only choice with respect to this option. (See Section 2)

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Q16.	How do I participate in this offer?

A16.	If you choose to participate in this offer, you must properly complete and deliver the Election Form to us before 1:00 p.m., Eastern Time, on June 19, 2012, unless the offer is extended. All Election Forms must be delivered to us via e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of your Election Form). If, after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If, after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. All Election Forms and Withdrawal Forms must be completed and delivered before 1:00 p.m., Eastern Time, on June 19, 2012.

In order to document delivery and the delivery-time, only Election Forms and Withdrawal Forms delivered by e-mail to optionexchange@dyax.com will be accepted.

There are no other acceptable methods of delivery.

To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, the Election Form provided to you includes a list that identifies your outstanding options, indicates which of these outstanding options are eligible options and also indicates how many new options you will receive if you elect to exchange your eligible options. If your Election Form does not include a list of your outstanding options or you are concerned that the list is inaccurate in any way, please email us at optionexchange@dyax.com. (See Section 2)

You should note that if you want to exchange any eligible options in this offer, you must exchange all of your options received in the same option grant. If you received options in more than one option grant, you may choose to exchange or not to exchange all of the options in any given option grant.

This is a one-time offer, and we will strictly enforce the offer period. If you fail to properly submit your Election Form by the deadline, you will not be permitted to participate in the offer.

We reserve the right to reject any options tendered for exchange within the offer period that we determine were not properly submitted or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options on the first business day after the expiration of this offer. (See Section 5)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 8:00 a.m., Eastern Time, on the first business day following the previously scheduled expiration date. (See Section 16)

The delivery of the Election Form and any other documents is at your risk. It is your responsibility to confirm that we have received and processed your Election Form. Only forms that are properly completed and actually delivered to us by email at optionexchange@dyax.com before the deadline will be accepted. We will not accept delivery of Election Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service). (See Section 5)

Q17.	How does Dyax determine whether an option has been properly tendered for exchange pursuant to this offer?

A17.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options for exchange. Our determination of these matters may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction. We reserve the right to reject any Election Form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. (See Section 5)

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Q18.	Are there circumstances under which I would not be granted new options?

A18.	Yes. If your service as an employee or director terminates (for any reason or no reason) prior to the expiration date, you will not receive any new options. Instead, you will keep your current eligible options and they will continue to be governed by their terms, including as to exercise price, vesting and termination. (See Section 2)

If you are an employee of Dyax, the offer does not change the "at-will" nature of your employment, and your employment may be terminated by us or you at any time, including prior to the expiration date, for any reason, with or without cause.

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 14)

In addition, if you hold an option that expires after the commencement of this offer, but before the expiration date, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled expiration date or, if we extend the offer period such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 16)

Q19.	Once I have delivered my completed Election Form, is there anything else I must do?

A19.	Yes. Assuming we accept your eligible options for exchange and all other applicable conditions are satisfied, we will cancel your exchanged options and grant your new options on the exchange date, which will be the first business day after the expiration of the offer. Once granted, the new options will be subject to a new Option Agreement. You will have to accept your new Option Agreement as instructed before you will be able to exercise your new options. (See Section 10)

Q20.	Will I be required to give up all of my rights under the exchanged options?

A20.	Yes. Once we have accepted your exchanged options and cancelled them you will no longer have any rights under those options. We intend to cancel all exchanged options on the same business day as the exchange date, which we expect will be June 20, 2012. (See Section 7)

Q21.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A21.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant agreement related to such stock option grant. (See Section 1)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	We believe that option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange and we will treat the exchange as a non-taxable exchange. Please see Section 15 for a reminder of the general tax consequences associated with options. (See Section 15)

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You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

Q23.	Are there any conditions to this offer?

A23.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 8 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. The offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 8)

Q24.	If you extend the offer, how will you notify me?

A24.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 8:00 a.m., Eastern Time, on the first business day following the previously scheduled expiration date. (See Section 16)

Q25.	After the exchange date, what happens if my options end up underwater again?

A25.	We are conducting this offer at this time due to the fact that most of the stock options held by the Company's employees, officers and directors are currently underwater. This is a one-time offer that we do not expect to make again. We provide no assurance as to the price of our common stock at any time in the future. (See Section 1)

Q26.	How will you notify me if the offer is changed?

A26.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 8:00 a.m., Eastern Time, on the first business day following the date on which we change the offer. (See Section 16)

Q27.	Can I change my mind and withdraw from this offer?

A27.	Yes. You may change your mind after you have submitted an Election Form and withdraw some or all of your elected options from the offer at any time before the expiration date, provided that if you want to withdraw any options, you must withdraw all of your options received in the same option grant. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 11:59 p.m., Eastern Time, on July 17, 2012 you may withdraw your options at any time thereafter. (See Section 6)

Q28.	Can I change my mind about which options I want to exchange?

A28.	Yes. You may change your mind after you have submitted an Election Form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, or you may choose to exchange fewer options, provided that if you want to exchange any options, you must exchange all of your options received in the same option grant. You may change your mind as many times as you wish, but you will be bound by the last properly completed and submitted Election Form we receive before the expiration date. Please be sure that any new Election Form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted Election Form. (See Section 6)

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Q29.	How do I change or withdraw an election?

A29.	If after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. To change or withdraw any prior election, you must properly complete a New Election Form or a Withdrawal Form and deliver it to us via e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of your Election Form or Withdrawal Form) before the expiration date. (See Section 6)

After the deadline to withdraw or change your executed Election Form has passed, you will not be permitted to withdraw or change your election.

Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?

A30.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed Election Form via e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of your Election Form) before the expiration date. (See A16 above and Section 5)

Q31.	Are you making any recommendation as to whether I should exchange my eligible options?

A31.	No. Although our Board of Directors has approved the offer, neither the Board of Directors nor Dyax is making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many eligible participants. The program does carry risk (see the "Risks of Participating in the Offer" section below), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in the exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 1 and Section 15)

Q32.	How can I ask any questions I have about the offer, or if I need additional copies of the offer documents?

A32.	If you have any questions about this offer, or if you need additional copies of this Offer to Exchange or any of the other documents relating to this offer, please contact us by e-mail to optionexchange@dyax.com. (See Section 11)

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RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. The risks described below and under the heading entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are filed with the SEC and incorporated herein by reference, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

In addition, this offer and our Annual Report referred to above contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance and the industries in which we operate as well as on our management's assumptions and beliefs. Statements that contain words like "expects," "anticipates," "may," "will," "targets," "projects," "intends," "plans," " guidance", "believes," "seeks," "estimates," or variations of such words and similar expressions are forward-looking statements. In addition, any statements that refer to trends in our businesses, future financial results, and our liquidity and business plans are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks and uncertainties. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We do not guarantee future results, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements. Forward-looking statements made in connection with the offer are not subject to the safe harbor protections under the Private Securities Litigation Reform Act of 1995.

The following discussion should be read in conjunction with the summary financial statements included in Section 11, as well as our financial statements and notes to the financial statements included in our Annual Report and our Quarterly Report referred to above. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Your new options must vest over time, and as a result, you may not receive the full benefit of the exchange.

Whether or not your eligible options already are vested, your new options are subject to a vesting schedule. If you do not remain an employee or director, as applicable, through the applicable vesting dates, you will not be able to exercise the unvested options. In addition, the price of the Company's common stock is highly volatile. The stock price may be higher during the vesting period when you are unable to exercise all or some of your options than during the period of time in which you can exercise your options. As a result, you may not receive the highest possible value (or any value) for your new options because you are unable to exercise these options prior to vesting.

The exercise price of your new options could be higher than the exercise price of the options you exchange in the offer.

On May 18, 2012, the closing price of our common stock was $1.61 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing price of our common stock will be on the exchange date, which will be the exercise price per share of all of the new options. The price of the Company's common stock is highly volatile. You should evaluate current market prices for our common stock, among other factors, before deciding whether or not to accept this offer.

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If the price of our common stock increases over time, the value of the new options that you receive in the offer may ultimately be less than the value of the eligible options that you surrendered in the exchange.

We have designed the offer to make the granting of the new options approximately accounting expense neutral to the Company. For non-executive employees, the exchange ratios being used in the offer are designed to result in the fair value, using standard valuation techniques, of the new options being approximately equal to the fair value of the eligible options that are surrendered for exchange (based on valuation assumptions made when the offer to exchange commences). For executive officers and directors, the exchange ratios were calculated to result in an approximate "85% value-for-value" exchange, such that the value of the new options will approximate 85% of the value of the eligible options that are surrendered. As a result, you will be issued a fewer number of new options than the number of your eligible options you surrender for exchange.

Because you will receive a fewer number of new options in the offer than the number of your eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the new options granted in the offer.

For example, assume, for illustrative purposes only, that you are a non-executive employee holding 1,000 eligible options which have an exercise price of $4.00 per share and you successfully surrender these eligible options for exchange.  Based on the exchange ratio of 1.40 to 1.00 for such options, you would receive 714 new options. Assume the exercise price of these new options is $2.00 per share, and five years after the exchange date the price of our common stock had increased to $10.00 per share. Under this example, if you had kept your surrendered eligible options, exercised all of those eligible options and sold all 1,000 of the shares you received upon exercise at $4.00 per share, you would have realized a pre-tax gain of $6,000 (i.e., 1,000 options multiplied by the $6.00 difference between the $10.00 market price and the $4.00 exercise price), but if you exchanged your eligible options for new options, exercised all of the new options and sold the 714 shares you received upon exercise of the new options, you would only realize a pre-tax gain of $5,712 (i.e., 714 options multiplied by a $8.00 difference between the $10.00 market price and the $2.00 exercise price).

Assuming, for illustrative purposes only, that you are an executive officer holding 1,000 eligible options which have an exercise price of $4.00 per share and you successfully surrender these eligible options for exchange.  Based on the exchange ratio of 1.60 to 1.00 for such options, you would receive 625 new options. Assume the exercise price of these new options is $2.00 per share, and five years after the exchange date the price of our common stock had increased to $10.00 per share. Under this example, if you had kept your surrendered eligible options, exercised all of those eligible options and sold all 1,000 of the shares you received upon exercise at $4.00 per share, you would have realized a pre-tax gain of $6,000 (i.e., 1,000 options multiplied by the $6.00 difference between the $10.00 market price and the $4.00 exercise price), but if you exchanged your eligible options for new options, exercised all of the new options and sold the 625 shares you received upon exercise of the new options, you would only realize a pre-tax gain of $5,000 (i.e., 625 options multiplied by a $8.00 difference between the $10.00 market price and the $2.00 exercise price).

Assuming, for illustrative purposes only, that you are a non-employee director holding 1,000 eligible options which have an exercise price of $4.00 per share and you successfully surrender these eligible options for exchange.  Based on the exchange ratio of 1.70 to 1.00 for such options, you would receive 588 new options. Assume the exercise price of these new options is $2.00 per share, and five years after the exchange date the price of our common stock had increased to $10.00 per share. Under this example, if you had kept your surrendered eligible options, exercised all of those eligible options and sold all 1,000 of the shares you received upon exercise at $4.00 per share, you would have realized a pre-tax gain of $6,000 (i.e., 1,000 options multiplied by the $6.00 difference between the $10.00 market price and the $4.00 exercise price), but if you exchanged your eligible options for new options, exercised all of the new options and sold the 588 shares you received upon exercise of the new options, you would only realize a pre-tax gain of $4,704 (i.e., 588 options multiplied by a $8.00 difference between the $10.00 market price and the $2.00 exercise price).

If we are acquired by or merge with another company, your new options could be worth less than your exchanged options.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your new options vest, you will not receive any value from your new options.

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Tax effects of new options.

We believe that option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange and we will treat the exchange as a non-taxable exchange. However, you generally will have taxable ordinary income when you exercise your new options, at which time Dyax also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new Option Agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 15 of this Offer to Exchange for a reminder of the general tax consequences associated with options.

THE OFFER

1.	Purposes of the offer

The primary purpose of this offer is to foster retention of our employees (including our executive officers) and directors and better align their interests with our stockholders to maximize stockholder value. Currently, most of our outstanding options are "underwater," meaning the exercise prices of the options are higher than the current market price of our common stock. We issued these options to attract and retain the best available personnel and to provide additional incentive to our employees (including our executive officers) and directors, but we believe that these now underwater options may not be providing meaningful retention or incentive value. We believe that in order to have the desired impact on motivation and retention, our options need to be exercisable near or below the current price of our common stock.  The failure to address the underwater option issue in the near to medium term may make it more difficult for us to retain our current employees, officers and directors.  If we cannot retain these individuals, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, results of operations and future stock price.  We believe that stock options that are exercisable near or below the current price of our common stock will provide incentives to maximize stockholder value, to manage the Company from the viewpoint of our stockholders, and to reward performance that enhances stockholder value.

By making this offer, we intend to provide eligible participants with the opportunity to replace their underwater options having an exercise price of $2.42 per share or higher with new options that better reflect the current market value of the Company's common stock and may have a greater potential to increase in value.

As a result, this option exchange program, which is permitted under the Plan pursuant to approval by our stockholders at our annual meeting on May 9, 2012, will allow eligible participants to exchange their outstanding options issued under our Plan with exercise prices equal to or greater than $2.42 per share for a lesser number of new options to be granted under our Plan. The new options will have an exercise price equal to "fair market value" (that is, the closing price of our common stock as reported by NASDAQ) on the exchange date, currently expected to be June 20, 2012.

This offer is an opportunity to exchange options on the terms described below. These terms may not be suitable for, or desirable to, every eligible participant, and you must make your own decision about whether to participate in this offer. You should consider your personal situation, evaluate carefully all of the information in this offer, and consult your own investment and tax advisors. We are not making any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.

If you choose not to participate or your options are not accepted for exchange, your existing options will remain outstanding until they expire, retaining their original terms and conditions as set forth in the relevant agreement related to such stock option grant, including, but not limited to, their current vesting schedule and term. The current exercise price also will remain the same.

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2.	Eligible participants; eligible options

If you are an employee (including an employee on an approved leave of absence) or director of Dyax, you are an "eligible participant" who may participate in this offer.

Eligible participants may exchange those options that are eligible for exchange. The "eligible options" include outstanding and unexercised options (whether or not vested) with an exercise price greater than or equal to $2.42 per share under our Plan that are held by eligible participants, which were granted prior to May 21, 2011 and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, the Election Form provided to you includes a list that identifies your outstanding options, indicates which of these outstanding options are eligible options and also indicates how many new options you will receive if you elect to exchange your eligible options. If your Election Form does not include a list of your outstanding options or you are concerned that the list is inaccurate in any way, please email us at optionexchange@dyax.com.

Participation in the option exchange is voluntary. If you choose to participate in this offer and exchange some or all of your eligible options, you must remain an employee (or be an employee on an approved leave of absence) or director of Dyax and both live and work in the United States on the expiration date in order to receive your new options. Moreover, your eligible options must still be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that particular option grant is not eligible for exchange.

We expect that the exchange date will be June 20, 2012, although the date may be later if we extend the offering period. If you choose not to participate in this offer, or if you are no longer an eligible participant on the exchange date, you will keep your eligible options and they will vest and expire in accordance with their terms.

Nothing in this offer should be construed by you as a contract or guarantee of employment, wages or compensation. The employment relationship between Dyax and each employee remains "at will." The grant of an option under this offer does not in any way obligate Dyax to grant additional options or offer further opportunities to participate in any offer to exchange at any future time.

You may decide which of your eligible options you wish to exchange, provided you exchange all of the options subject to the same option grant. We are not accepting partial exchanges of options, except for options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). Any portion of an eligible option beneficially owned by a person who is not an eligible participant may not be exchanged in this offer, even if legal title to that portion of the option is held by you and you are an eligible participant. Thus, if you have eligible options subject to a domestic relations order and the other person who beneficially owns a portion of that option is not an eligible participant, you may tender for exchange only the portion beneficially owned by you.

For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, (2) an eligible option grant to purchase 2,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. For each grant you elect to exchange, you must exchange all shares in the grant. If you elect to exchange options covered by a grant which is partially exercised, you must exchange all remaining unexercised options in the grant.

As discussed above, the portion of any option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an eligible participant may not be exchanged in this offer, even if title to that portion of the option is held by an eligible participant. However, the entire remaining portion beneficially owned by the eligible participant may be tendered in the offer. For example, if the option to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the option that you beneficially own covering the outstanding 1,500 shares.

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3.	Number of new options

The new options that will be issued in the exchange are expected to have a lower exercise price than the eligible options they replace. As a result, eligible participants will receive a smaller number of new options than the number of eligible options being exchanged. If you participate in the offer, the number of new options that you will receive in exchange for your eligible options will depend upon the original exercise price of your exchanged options and will be based on the exchange ratios set forth below. The exchange ratios for non-executive employees are different than the exchange ratios for executive officers and non-employee directors.

Exchange Ratios for Non-Executive Employees:

Per Share Exercise Price of Exchanged Option	Exchange Ratio

$2.42 to $3.49	1.25 to 1

$3.50 to $4.24	1.40 to 1

$4.25 and greater	3.20 to 1

The exchange ratios above apply to each option grant separately. This means that if you have received more than one option grant you may have different exchange ratios for each grant, depending upon the exercise price set forth in the stock option agreement for each of the options.

Example 1: If you are a non-executive employee and you exchange 1,000 options with an exercise price per share of $2.50, you will receive 800 new options (1,000 divided by 1.25, rounded to the nearest whole share).

Example 2: If you are a non-executive employee and you exchange 1,000 options with an exercise price per share of $3.75, you will receive 714 new options (1,000 divided by 1.40, rounded to the nearest whole share).

Example 3: If you are a non-executive employee and you exchange 1,000 options with an exercise price per share of $5.00, you will receive 312 new options (1,000 divided by 3.20, rounded to the nearest whole share).

Exchange Ratios for Executive Officers:

Per Share Exercise Price of Exchanged Option	Exchange Ratio

$2.42 to $3.49	1.50 to 1

$3.50 to $4.24	1.60 to 1

$4.25 and greater	2.50 to 1

The exchange ratios above apply to each option grant separately. This means that if you have received more than one option grant you may have different exchange ratios for each grant, depending upon the exercise price set forth in the stock option agreement for each of the options.

Example 1: If you are an executive officer and you exchange 1,000 options with an exercise price per share of $2.50, you will receive 666 new options (1,000 divided by 1.50, rounded to the nearest whole share).

Example 2: If you are an executive officer and you exchange 1,000 options with an exercise price per share of $3.75, you will receive 625 new options (1,000 divided by 1.60, rounded to the nearest whole share).

Example 3: If you are an executive officer and you exchange 1,000 options with an exercise price per share of $5.00, you will receive 400 new options (1,000 divided by 2.50, rounded to the nearest whole share).

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Exchange Ratios for Non-Employee Directors:

Per Share Exercise Price of Exchanged Option	Exchange Ratio

$2.42 to $3.49	2.10 to 1

$3.50 to $4.24	1.70 to 1

$4.25 and greater	5.55 to 1

The exchange ratios above apply to each option grant separately. This means that if you have received more than one option grant you may have different exchange ratios for each grant, depending upon the exercise price set forth in the stock option agreement for each of the options.

Example 1: If you are a non-employee director and you exchange 1,000 options with an exercise price per share of $2.50, you will receive 476 new options (1,000 divided by 2.10, rounded to the nearest whole share).

Example 2: If you are a non-employee director and you exchange 1,000 options with an exercise price per share of $3.75, you will receive 588 new options (1,000 divided by 1.70, rounded to the nearest whole share).

Example 3: If you are a non-employee director and you exchange 1,000 options with an exercise price per share of $5.00, you will receive 180 new options (1,000 divided by 5.55, rounded to the nearest whole share).

For non-executive employees, the exchange ratios were calculated to result in a "value-for-value" exchange, such that the value of the new options will approximate the value of the eligible options that are surrendered. For executive officers and non-employee directors, the exchange ratios were calculated to result in an approximate "85% value-for-value" exchange, such that the value of the new options will approximate 85% of the value of the eligible options that are surrendered.

The values of both the eligible options and the new options were established using a standard but complicated option valuation method called "Black-Scholes," which takes into account a number of inputs and assumptions relating to the eligible options, including our current stock price, the exercise price of the eligible option, a "risk-free" interest rate, a volatility measure related to our stock price and the remaining term of the option. We will calculate the number of your new options by dividing the number of options you exchange by the applicable exchange ratio above, and rounding any fractional option down to the nearest whole option.

If the market price of our common stock increases before the exchange date, the new options you receive in the offer for your exchanged options may have a higher exercise price than some or all of your exchanged options.

4.	Expiration date

The expiration date for this offer will be 1:00 p.m., Eastern Time, on June 19, 2012, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

5.	Procedures for electing to exchange options

Proper election to exchange options

If you choose to participate in the offer, you must deliver to Dyax a properly completed Election Form before 1:00 p.m., Eastern Time, on June 19, 2012 by completing an Election Form and delivering it to us via e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of your Election Form). If, after completing and delivering an Election Form, you wish to make changes to your election, you can submit a new Election Form. If, after completing and delivering an Election Form, you wish to withdraw your Election Form completely, you can submit a Withdrawal Form. All Election Forms and Withdrawal Forms must be completed and delivered before 1:00 p.m., Eastern Time, on June 19, 2012. In order to document delivery of Election Forms and Withdrawal Forms as well as the delivery-time, only e-mail deliveries will be accepted. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

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Only Election Forms and Withdrawal Forms that are complete and received by the deadline will be accepted. Election Forms and Withdrawal Forms that are received after the deadline will not be accepted. The delivery of Election Forms and Withdrawal Forms is at your risk. It is your responsibility to confirm that we have received and processed your Election Form or Withdrawal Form.

We strongly recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer. You should direct all questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange documents to optionexchange@dyax.com.

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. The Election Form provided to you includes a list that identifies your outstanding options, indicates which of these outstanding options are eligible options and also indicates how many new options you will receive if you elect to exchange your eligible options. If your Election Form does not include a list of your eligible options or you are concerned that the list is inaccurate in any way, please email us at optionexchange@dyax.com.

Your election to participate becomes irrevocable after 1:00 p.m., Eastern Time, on June 19, 2012 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 11:59 p.m., Eastern Time, on July 17, 2012 you may withdraw your options at any time thereafter. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before the expiration date, as described in Section 6. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date.

This is a one-time offer, and we will strictly enforce the offer period and expiration date and time. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options on the first business day after the expiration of this offer.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the exchange date, which we expect will be June 20, 2012.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Any such determination may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

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Our acceptance constitutes an agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Dyax and you upon the terms and subject to the conditions of this offer.

6.	Withdrawal rights and change of election

You may withdraw any or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

At any time before the expiration date, which is expected to be 1:00 p.m., Eastern Time, on June 19, 2012, you may withdraw any or all of the options that you previously elected to exchange, provided that if you want to withdraw any options, you must withdraw all options subject to the same option grant.

If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this offer, if we have not accepted your options by 11:59 p.m., Eastern Time, on July 17, 2012, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must complete properly a valid new Election Form or Withdrawal Form for some or all of the options you wish to withdraw from the Offer and deliver it to us via e-mail to optionexchange@dyax.com (attaching a PDF or similar imaged document file of your Election Form) before 1:00 p.m., Eastern Time, on June 19, 2012. In order to document delivery of Withdrawal Forms as well as the delivery-time, only e-mail deliveries will be accepted. We will not accept delivery of Election Forms or Withdrawal Forms by any other means, including by fax, by hand, by interoffice or U.S. mail (or other post) or by Federal Express (or similar delivery service).

The delivery of a new Election Form or Withdrawal Form or other documents is at your risk. It is your responsibility to confirm that we have received and processed your new Election Form or Withdrawal Form. Only Election Forms and Withdrawal Forms that are properly completed and received by the deadline will be accepted.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior Election Form.

If you withdraw some or all of your eligible options, you may again elect to exchange the withdrawn options at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new Election Form before the expiration date by following the procedures described in Section 5. This new Election Form must be properly completed, including listing all eligible options you wish to exchange, and submitted prior to the expiration date. Any prior Election Form(s) will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Withdrawal Form or any new Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Forms and new Election Forms. Any determination we make concerning these matters may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction.

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7.	Acceptance of options for exchange and grant of new options

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the exchange date, which we anticipate to be June 20, 2012.

Subject to our rights to terminate the offer, discussed in Section 16 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the exchange date. We expect the exchange date to be June 20, 2012. All new options will be granted under our Plan, and will be subject to an Option Agreement between you and Dyax. The number of new options you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 3 of this Offer to Exchange. Promptly after the expiration date, we will send you the Option Agreement for your new options. You will have to sign and return the Option Agreement to us as instructed before you may exercise the new options.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, term and vesting schedule.

8.	Conditions of the offer

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 1 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or elsewhere,

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•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor's 500 Index from the date of commencement of the offer,

•	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States or elsewhere, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•	any person, entity or "group" within the meaning of Section 13(d)(3) of the Exchange Act has purchased all or substantially all of our assets,

•	any person, entity or group acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 13 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any significant increase or decrease in the market price of our common stock; or

•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that might prohibit or delay the offer.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

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•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 8 may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction.

The offer is not conditioned upon a minimum aggregate number of options being elected for exchange.

9.	Price range of shares underlying the options

The Dyax common stock that underlies your options is traded on the NASDAQ Global Select Market under the symbol "DYAX." The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by NASDAQ for the periods indicated.

Fiscal Year ended December 31, 2010	High	Low
First Quarter	$4.14	$3.10
Second Quarter	3.80	2.20
Third Quarter	2.58	2.06
Fourth Quarter	2.54	2.07

Fiscal Year ended December 31, 2011	High	Low
First Quarter	$2.23	$1.44
Second Quarter	2.33	1.51
Third Quarter	2.12	1.10
Fourth Quarter	1.53	1.17

Fiscal Year ending December 31, 2012	High	Low
First Quarter	$1.67	$1.28
Second Quarter (through May 18, 2012)	$1.70	$1.45

We had 98,801,149 shares of common stock, $0.01 par value, outstanding as of May 18, 2012.

On May 18, 2012, the last reported sale price of our common stock on the NASDAQ Global Select Market was $1.61 per share.

The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing price of our common stock will be on the exchange date. You should evaluate current market prices for our common stock, among other factors, before deciding whether or not to accept this offer.

10.	Source and amount of consideration; terms of new options

Consideration

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. New options are awards issued under our Plan pursuant to which you may purchase shares of our common stock at the specified exercise price, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options and the applicable exchange ratio as described in Section 3 of this Offer to Exchange.

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If we receive and accept tenders from eligible participants of all options eligible to be tendered (a total of options to purchase 5,451,585 shares) subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 3,214,746 shares of our common stock, or approximately 3% of the total shares of our common stock outstanding as of May 18, 2012.

General terms of new options

All new options will be non-statutory stock options granted under our Plan and subject to the terms of the Plan and the Option Agreement between you and Dyax covering the new options. The current form of the Option Agreement under the Plan is listed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.

Some of the terms and conditions of the new options will vary from the terms and conditions of the options that you tender for exchange. You should note that there is a vesting schedule for new options that applies even if your exchanged options were fully vested. In addition, your new options will be non-statutory options, even if the eligible options you tender in the offer are incentive stock options, or ISOs. You should refer to Section 15 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options.

The following description summarizes the material terms of our Plan. Our statements in this Offer to Exchange concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan and the form of Option Agreement under such plan, which are listed as exhibits (incorporated by reference to prior filings with the SEC) to the Schedule TO of which this Offer to Exchange is a part. Please contact us at optionexchange@dyax.com to receive a copy of the Plan and the form of Option Agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

Amended and Restated 1995 Equity Incentive Plan

General. The purpose of the Plan is to attract and retain employees, directors and consultants and to provide an incentive for these persons to achieve our long-range performance goals. The Plan permits us to grant equity awards to our employees, directors and consultants, including incentive and non-statutory stock options, stock appreciation rights, performance shares, restricted stock and stock units. To date, we have granted only incentive stock options, non-statutory stock options, restricted stock and restricted stock units under the Plan. As of March 1, 2012, 119 non-executive employees, 3 executive officers and 9 non-employee directors were eligible to participate in the Plan. As of March 1, 2012, 3,939,091 shares of common stock have been issued pursuant to awards under the Plan, and 14,410,909 shares are reserved for issuance, of which 13,752,396 are subject to outstanding options and restricted stock units and 658,513 shares remain available for future awards. Outstanding options have exercise prices ranging from $1.12 to $14.14. The weighted average exercise price of all outstanding options is $3.05 per share and the weighted average term is 7.04 years. All options granted have a term of ten years. In addition to options, 239,840 shares of our common stock have been issued as restricted stock under the Plan, 78,240 of which have been cancelled, and 411,667 shares have been reserved for issuance under restricted stock units, or RSUs. As the amount of any awards under the Plan is within our Compensation Committee's discretion, total awards that may be granted for a fiscal year are not determinable until completion of the year.

Administration. Awards are made by the Compensation Committee, which has been designated by our Board of Directors to administer the Plan. Subject to certain limitations, the Compensation Committee may delegate to one or more of our executive officers the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 and are not "covered employees" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee has authorized our Chief Executive Officer to make a limited number of awards to non-executive employees within parameters approved by the Committee. The Compensation Committee administers the Plan and determines the terms and conditions of each award to our executive officers and directors, including the exercise price, the form of payment of the exercise price, the number of shares subject to the award and the time at which such options become exercisable. The exercise price of any incentive stock option granted under the Plan may not, however, be less than the fair market value of the common stock on the date of grant and the term of any such option cannot be greater than 10 years. The exercise price of any non-statutory stock option is determined by the Compensation Committee.

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Tax Withholding. We reserve the right to withhold amounts from awards to satisfy any withholding and other tax obligations.

Amendment of an Award. The Compensation Committee has authority to amend, modify, and terminate any outstanding award. The participant's consent will be required, except where the Compensation Committee determines that the action would not materially and adversely affect the participant.

Transferability. Subject to the Code's restrictions on the transfer of incentive stock options, or ISOs, the Compensation Committee has discretion to allow specific awards to be transferred upon such terms and conditions as the Compensation Committee deems appropriate.

Change-in-Control. In the event of a change in control of the Company, the Compensation Committee has the power to preserve the rights of participants by, (i) providing for the acceleration of any time period relating to the exercise or realization of the award, (ii) providing for the purchase of the award upon the participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the award been currently exercisable or payable, (iii) adjusting the terms of the award in a manner determined by the Committee to reflect the change in control, (iv) causing the award to be assumed, or new rights substituted therefor, by another entity, or (v) making such other provision as the Committee may consider equitable and in the best interests of the Company.

Termination. The Compensation Committee has discretion to determine how termination of a participant's employment or engagement affects an award.

Vesting. The vesting applicable to a stock option granted under the Plan generally is determined by the Compensation Committee in accordance with the terms of the Plan. The new options granted to non-executive employees under this offer will not vest at all until the first anniversary of the date of grant. The new options granted to executive officers under this offer will not vest at all until the second anniversary of the date of grant. The new options granted to non-employee directors under this offer will not vest at all the date of the 2014 annual meeting of stockholders, which we expect to occur in May 2014. At that time, each new option granted will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that had been exchanged and the shares that remain unvested will continue to vest in accordance with the original vesting schedule the eligible options that had been exchanged.

If your service with us terminates (for any reason or no reason) before all or some of your new options vest, your unvested new options will expire and may not be exercised.

New options that do not vest will be forfeited to Dyax.

Expiration. The new options will expire on the later of (i) the expiration date of the eligible options for which they were exchanged or (ii) the fifth anniversary of the exchange date, which we expect to be June 20, 2017, subject to earlier expiration upon termination of your services with Dyax.

Exercise Price. The exercise price of new options will be the per share closing price of the Company’s common stock on the exchange date, which we expect to be June 20, 2012, as reported by NASDAQ. If the expiration date is extended, the exchange date will be similarly extended.

Registration and sale of shares underlying stock options. All of Dyax's shares of common stock issuable upon the exercise of eligible options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an affiliate of Dyax for purposes of the Securities Act, you will be able to sell the shares purchased pursuant to the exercise of your new options free of any transfer restrictions under applicable U.S. securities laws, subject to the continued effectiveness of the Form S-8 Registration Statement.

U.S. federal income tax consequences. You should refer to Section 15 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating in the offer.

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11.	Information concerning Dyax

Dyax is a biopharmaceutical company with two business elements:

•	Angioedema Franchise

The principal focus of the Company's efforts is to identify, develop and commercialize treatments for conditions identified as plasma kallikrein (bradykinin) mediated angioedema, including hereditary angioedema (HAE), ACE inhibitor-induced angioedema (ACEI-AE) and angioedema of unknown origin, or idiopathic angioedema.

The Company developed KALBITOR (ecallantide) on its own and since February 2010 the Company has been selling it in the United States for the treatment of acute attacks of HAE. Outside of the United States, the Company has established partnerships to obtain regulatory approval for and commercialize KALBITOR in certain markets and are evaluating opportunities in others.

The Company is expanding its franchise for the treatment of angioedemas in the following ways:

•	Advancing the clinical development of ecallantide for use in the treatment of ACEI-AE.

•	Developing a laboratory test that could assist in the differentiation between histamine-mediated and plasma kallikrein (bradykinin) mediated angioedema.

•	Continuing the development of DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, which would be a candidate to prophylactically treat plasma kallikrein (bradykinin) mediated angioedemas.

•	Phage Display Licensing and Funded Research Program

The Company leverages its proprietary phage display technology through its Licensing and Funded Research Program, referred to as the LFRP.  This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 18 product candidates in clinical development, including four products in Phase 3 trials. The LFRP generated revenue of approximately $15 million in 2011, and to the extent that the Company's licensees commercialize some of the Phase 3 product candidates, milestone and royalty revenues under the LFRP are expected to experience significant growth over the next several years.

Our principal executive offices are located at 55 Network Drive, Burlington, Massachusetts, 01803, and our telephone number is (617) 225-2500.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Dyax;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Select Market;

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•	Our common stock becoming eligible for termination of registration pursuant to Section 12 of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 2, 2012, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the SEC on May 2, 2012, is incorporated herein by reference. The complete financial information in these reports may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

The following table contains our selected historical consolidated information and other operating data for the two years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and March 31, 2012. We have prepared this information from audited financial statements for the years ended December 31, 2010 and December 31, 2011 and from unaudited financial statements for the three months ended March 31, 2011 and March 31, 2012.

In our opinion, the information for the three months ended March 31, 2011 and March 31, 2012 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report and Quarterly Report referred to above.

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Summary Consolidated Statement of Operations and Balance Sheets (amounts in thousands, except share and per share data)

	Fiscal Year Ended December 31,		Quarter Ended March 31,
	2010	2011	2011	2012
			(Unaudited)
Consolidated Statement of Operations Data:
Revenues:
Product sales, net	$8,835	$22,884	$4,107	$8,010
Development and license fee revenues	42,564	25,853	4,107	3,479
Total revenues	51,399	48,737	8,214	11,489

Cost of product sales	505	1,223	239	538
Research and development expenses	31,522	34,676	7,495	7,853
Selling, general and administrative expenses	33,583	37,740	9,249	10,405
Equity loss in joint venture	—	—
Restructuring costs	—	—		1,440
Impairment of fixed assets	—	—
Total operating expenses	65,610	73,639	16,983	20,236
Loss from operations	(14,211)	(24,902)	(8,769)	(8,747)
Other (expense) income, net	(10,292)	(9,697)	(2,496)	(2,535)
Loss on extinguishment of debt	—	—
Net loss	$(24,503)	$(34,599)	(11,265)	(11,282)
Basic and diluted net loss per share	$(0.26)	$(0.35)	$(0.11)	$(0.11)
Shares used in computing basic and diluted net loss per share	93,267,850	98,731,289	98,689,795	98,798,426

	Fiscal Year Ended December 31,		Quarter Ended March 31,
	2010	2011	2012
			(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18,601	$31,468	$34,866
Short-term investments	58,783	26,036	9,068
Working capital	67,869	53,087	40,798
Total assets	92,431	83,375	68,022
Long-term obligations, less current portion	56,474	75,372	75,323
Accumulated deficit	(442,322)	(476,921)	(488,203)
Total stockholders' equity (deficit)	2,633	(27,399)	(37,830)

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.  For purposes of this calculation, "earnings" consist of net (loss) from continuing operations plus fixed charges.  "Fixed charges" consist of the sum of interest expense and the component of rental expense believed by management to be representative of the interest factor for those amounts.  Dollar amounts shown are in millions.

	Fiscal Year Ended December 31,		Quarter Ended March 31,
	2010	2011	2012
Ratio of Earnings to Fixed Charges	—	—	—

Coverage Deficiency	$24.5	$34.6	$11.3

We had a book value per share of ($0.38) at March 31, 2012.

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12.	Interests of executive officers and directors; transactions and arrangements concerning the options

The executive officers and directors of Dyax are set forth in the following table:

Name	Position and Offices Held
Gustav Christensen	President and Chief Executive Officer, Director
Ivana Magovcevic-Liebisch	Executive Vice President and Chief Business Officer
George V. Migausky	Executive Vice President and Chief Financial Officer
Ron Cohen	Director
James W. Fordyce	Director
Mary Ann Gray	Director
Thomas L. Kempner	Director
David J. McLachlan	Director
Paulo Pucci	Director
Henry E. Blair	Director

The address of each executive officer and director is:

Dyax Corp.

55 Network Drive

Burlington, Massachusetts 01803

As of May 18, 2012, our current executive officers and members of our board of directors as a group beneficially owned 6,398,781 outstanding options under the Plan, which represented approximately 47.27% of options outstanding under the Plan as of that date. Our executive officers and members of our board of directors are eligible to participate in the offer. As of May 18, 2012, our current executive officers and members of our board of directors as a group beneficially owned 3,616,781 eligible options, which represented approximately 66.34% of all eligible options outstanding under the Plan as of that date, which if held through the exchange date could be exchanged for 1,971,818 new options (61.34% of all new options assuming full participation by all eligible participants).

The following table shows the holdings of options to purchase our common stock as of March 18, 2012 by each director and each executive officer:

Name of Executive Officer/Director	Title	Aggregate Number of Stock Options Beneficially Owned	Percentage of Total Outstanding Stock Options	Eligible Options Held	Percentage of All Eligible Options	New Options Issuable in Option Exchange	Percentage of New Options Potentially Issuable in Option Exchange Assuming Full Participation
Gustav Christensen	President and Chief Executive Officer, Director	2,495,000	18.43%	1,345,000	24.67%	843,455	26.24%
Ivana Magovcevic-Liebisch	EVP and Chief Business Officer	1,160,781	8.58%	675,781	12.40%	383,469	11.93%
George V. Migausky	EVP and Chief Financial Officer	630,000	4.65%	290,000	5.32%	166,665	5.18%
Ron Cohen	Director	100,000	0.74%	0	0.00%	0	0.00%
James W. Fordyce	Director	183,000	1.35%	108,000	1.98%	51,838	1.61%
Mary Ann Gray	Director	201,000	1.48%	126,000	2.31%	55,081	1.71%
Thomas L. Kempner	Director	183,000	1.35%	108,000	1.98%	51,838	1.61%
David J. McLachlan	Director	226,000	1.67%	49,000	0.90%	24,789	0.77%
Paulo Pucci	Director	100,000	0.74%	0	0.00%	0	0.00%
Henry E. Blair	Chairman	1,120,000	8.27%	915,000	16.78%	394,683	12.28%
All directors and executive officers as a group (10 individuals)		6,398,781	47.27%	3,616,781	66.34%	1,971,818	61.34%

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The percentages in the table above are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 13,536,347 as of May 18, 2012.

Except as otherwise described in the table below, neither we, nor, to our knowledge, any of our directors or executive officers, nor any affiliates or subsidiaries of ours, were engaged in any transactions involving our common stock or options to purchase our common stock during the past sixty (60) days before and including the commencement of this offer.

Transaction Date	Name	Type	Shares	Price/Exercise Price
5/7/2012	Gustav Christensen	Open Market Purchase	4,400	$1.52
5/7/2012	Gustav Christensen	Open Market Purchase	600	$1.53
5/9/2012	Ron Cohen	Option Grant	75,000	$1.51
5/9/2012	Paolo Pucci	Option Grant	75,000	$1.51
5/9/2012	David J. McLachlan	Option Grant	75,000	$1.51
5/9/2012	Henry Blair	Option Grant	25,000	$1.51

13.	Status of options acquired by us in the offer; accounting consequences of the offer

Options that we acquire through the offer will be cancelled and returned to the pool of shares available for grants of new awards under our Plan.

The offer will be accounted for under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718).  Any unrecognized compensation expense from the surrendered eligible options will be recognized over the vesting period of the new options.

Under FASB ASC Topic 718, the option exchange will be structured not to generate any significant incremental share-based compensation expense. Additional incremental expense would only be generated if the value of the new option is greater than the corresponding surrendered eligible option. Since the exchange ratios will be established at the commencement of the offer, some risk of incremental compensation expense does exist if there are fluctuations in Dyax's common stock price or any of the other inputs to the stock option valuation models between the commencement of the offer and the exchange date. Any incremental expense will also be recognized over the vesting period of the new options.

14.	Legal matters; regulatory approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our grant of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we would use reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options is subject to the conditions described in Section 8 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the exchange date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the exchange date, then we will either grant the new options at some time in the future or not at all, in which case we will not accept your tendered options for exchange and you will not receive any other benefit for your tendered options.

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15.	Material income tax consequences

We recommend that you consult your own tax advisor with respect to the various tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation and you may be subject to federal, state and/or local taxation.

Material U.S. federal income tax consequences

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for those eligible participants subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Exchanging eligible options for new options

We believe that option holders who exchange outstanding options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange and we will treat the exchange as a non-taxable exchange.

Eligible participants have grants of non-statutory stock options or incentive stock options, or ISOs. If you participate in this offer, all of the eligible options that you tender for exchange, whether such options are non-statutory stock options or ISOs, will be replaced by new options that are non-statutory stock options. We have included the following summary as a reminder of the tax consequences generally applicable to non-statutory stock options under U.S. federal tax law.

Non-statutory stock options

Under current law, an option holder generally will not realize taxable income upon the grant or vesting of a non-statutory stock option (provided that, as in this case, the exercise price of the option is not less than the fair market value of the stock on the date of grant). However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder. The income will be subject to income tax withholding and to payroll taxes (FICA and FUTA) and will be reported on Form W-2.

The Company generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

The option holder will have a tax basis in the stock acquired through the exercise of an option equal to the exercise price paid plus the amount of income recognized on exercise. Upon disposition of the shares, any increase or decrease in the value of the stock since the date of exercise is treated as capital gain or loss and such gain or loss will be long-term or short-term depending upon how long the stock was held after the date of exercise.

We strongly recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

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16.	Extension of offer; termination; amendment

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 8 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 8:00 a.m., Eastern Time, on the first business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 8 of this Offer to Exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged in connection with any extension by us of the period of time during which this offer is open is limited by Rule 13e-4(f)(5) under the Exchange Act which requires us to pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 8 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

17.	Fees and expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2012 filed with the SEC on May 2, 2012;

•	Our Current Reports on Form 8-K filed with the SEC on January 4, 2012, February 22, 2012, April 3, 2012, April 24, 2012 and May 11, 2012;

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•	Our Definitive Proxy Statement on Schedule 14A for our 2012 annual meeting of stockholders filed with the SEC on April 11, 2012;

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2011 filed with the SEC on March 2, 2012; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 27, 2001.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting us at optionexchange@dyax.com. Questions regarding how to participate in this offer should be directed to us at optionexchange@dyax.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.	Miscellaneous

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Dyax Corp.
May 21, 2012

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